Exhibit 99
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FOR IMMEDIATE RELEASE	NEWS
August 10, 2006	Amex – NGS
NATURAL GAS SERVICES GROUP ANNOUNCES A 26% INCREASE IN TOTAL REVENUES AND
A 47% INCREASE IN NET INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2006
28% Increase In Total Revenue For The Three Months Ended June 30, 2006 to $15.5 Million
26% Increase In Total Revenue For The Six Months Ended June 30, 2006 to $29.0 Million
47% Increase In Net Income For The Six Months Ended June 30, 2006 to $2.9 Million
MIDLAND, Texas, August 10, 2006 – Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas industry, announces its financial results for the second quarter and six months ended June 30, 2006.
Natural Gas Services Group, Inc.

(in thousands of dollars, except	Second	Second			Six	Six
per share amounts)	Quarter	Quarter	Change	Months	Months	Change
	2005	2006		2005	2006

Total Revenues	$12,031	$15,458	28%	$23,072	$29,036	26%
Operating income	$2,200	$1,912	-13%	$4,037	$4,965	23%
Net income	$1,070	$1,208	13%	$1,969	$2,904	47%
EPS (Basic)	$0.16	$0.10	-38%	$0.29	$0.27	-7%
EPS (Diluted)	$0.13	$0.10	-23%	$0.25	$0.27	8%
EBITDA	$3,207	$3,711	16%	$6,006	$8,171	36%
Weighted avg. shares outstanding:
Basic	6,900	11,947		6,807	10,812
Diluted	8,049	12,038		7,932	10,882
Revenue: Total revenue increased from $12.0 million to $15.5 million, or 28%, for the three months ended June 30, 2006, compared to the same period ended June 30, 2005. These gains were the result of a 43% increase in rental revenue and 30% higher sales revenue. These gains outweighed the corresponding $434,000, or 62%, decline in service and maintenance revenue which had been anticipated. Revenues for the comparable six-month periods increased 26%, or almost $6 million.
Operating income: Operating income decreased from $2.2 million to $1.9 million, or 13%, for the three months ended June 30, 2006, compared to the same period ended June 30, 2005, but increased 23% for the six months ending June 30, 2006 when compared to the same period in 2005. The relative decrease for the three months ending June 30, 2006 resulted from a lower overall gross margin in our sales business due to higher contract labor costs incurred to facilitate and expedite compressor unit flow through our Tulsa facility, a pre-dominate mix of smaller, lower margin compressor units fabricated for sale this quarter and the second quarter 2006 comparison to our most profitable quarter of 2005.

Net Income: Net income for the second quarter ended June 30, 2006, increased 13% to $1.2 million, as compared to net income of $1.1 million for the same period in 2005. A portion of this increase is from the relative increase in higher margin compressor rental revenue as a percentage of the total revenue, from 32% of total revenue in the three months ended June 30, 2005 to 36% during the same period in 2006. Our selling, general and administrative expenses declined from 10% of total revenue in the second quarter of 2005 to 9% in the same 2006 period. We had a net interest gain this quarter when compared to the year ago quarter due to the magnitude of our invested cash balance.
EBITDA: EBITDA (see discussion of EBITDA at the end of this release) increased 16% to $3.7 million for the second quarter ended June 30, 2006, versus $3.2 million for the same period in 2005, and grew 36% for the comparable half-year periods.
Earnings per Share: Earnings per diluted share were $0.10 during the three months ending June 30, 2006 as compared to $0.13 during the same 2005 period. This comparative quarter decline is primarily due to the fact that 50% more diluted shares were outstanding when compared to last year. Comparing the first six months of 2005 versus 2006, our earnings per diluted share grew from $0.25 to $0.27 in spite of a 37% increase in diluted shares outstanding.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. said, “The top line revenue growth in our business continues to be strong even through a low natural gas price environment in the first and second quarters of the year. Our rental revenue continues to grow at double digit rates with strong gross margins in the low 60% range. We had very strong revenues this quarter in compressor sales, but experienced lower margins due to the margin and product mix variability inherent in this business. However, our year-to-date margins are on-track and we continue to deliver higher margins than the industry average. I am very pleased with our performance this year and look forward to finishing the year strong.”
The Company has scheduled a conference call Thursday, August 10, 2006 at 9:30 a.m., Central Standard Time, to discuss 2006 Second Quarter Financial Results.
What: Natural Gas Services Group, Inc. 2006 Second Quarter Financial Results Conference Call
When: Thursday, August 10, 2006 at 9:30 a.m. CST
How: Live via phone by dialing 800-936-4602. Code: Natural Gas Services. Participants to the Conference call should call in at least 5 minutes prior to the start time.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing second quarter financial results.

About Natural Gas Services Group, Inc. (NGS)
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.
For More Information, Contact: Jim Drewitz, Investor Relations
972-355-6070
jdrewitz@comcast.net
Or visit the Company’s website at www.ngsgi.com

“EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of EBITDA to net income is as follows:

	Three months ended June		Six months ended
(in thousands of dollars)	30,		June 30,
	2005	2006	2005	2006

EBITDA	$3,207	$3,711	$6,006	$8,171

Adjustments to reconcile EBITDA to net income:

Amortization and depreciation	(999)	(1,371)	(1,950)	(2,638)

Interest expense	(509)	(423)	(931)	(923)

Provision for income taxes	(629)	(709)	(1,156)	(1,706)

Net income	$1,070	$1,208	$1,969	$2,904

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to conditions in the natural gas industry, including the demand for natural gas and fluctuations in the price of natural gas; weaknesses in the Company’s internal controls; competition among the various providers of compression services and products; changes in safety, health and environmental regulations; changes in economic or political conditions in the markets in which we operate; failure of our customers to continue to rent equipment after expiration of the primary rental term; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt; future capital requirements and availability of financing; general economic conditions; events similar to September 11, 2001; and fluctuations in interest rates. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the factors described above and the other factors described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

NATURAL GAS SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31, 2005	June 30, 2006

		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,271	$34,807
Trade accounts receivable, net of doubtful accounts	6,192	6,247
Inventory, net of allowance	14,723	19,477
Prepaid expenses and other	456	281

Total current assets	24,642	60,812

Rental equipment, net of accumulated depreciation of $7,598 and $9,240, respectively	41,201	50,068
Property and equipment, net of accumulated depreciation of $2,458 and $3,087, respectively	6,424	6,674
Goodwill, net of accumulated amortization $325	10,039	10,039
Intangibles, net of accumulated amortization of $326 and $490, respectively	3,978	3,814
Other assets	85	69

Total assets	$86,369	$131,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$5,680	$4,639
Line of credit	300	57
Accounts payable and accrued liabilities	5,124	7,546
Deferred income	103	—

Total current liabilities	11,207	12,242

Long-term debt, less current portion	20,225	14,533
Subordinated notes, less current portion	2,000	1,000
Deferred income tax payable	7,247	7,702

Total liabilities	40,679	35,477
Stockholders Equity:
Common stock; 9,022 and 11,948 shares issued and outstanding, respectively	90	119
Additional paid in capital	34,667	82,043
Retained earnings	10,933	13,837

Total stockholders’ equity	45,690	95,999

Total liabilities and stockholders’ equity	$86,369	$131,476

NATURAL GAS SERVICES GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands of dollars, except earnings per share)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenue:
Sales, net	$7,440	$9,636	$14,586	$17,629
Service and maintenance income	696	262	1,160	540
Rental income	3,895	5,560	7,326	10,867

Total revenue	12,031	15,458	23,072	29,036

Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	5,577	8,402	11,199	14,121
Cost of service and maintenance, exclusive of depreciation stated separately below	513	206	803	397
Cost of rentals, exclusive of depreciation stated separately below	1,550	2,193	2,757	4,273
Selling expense	252	325	482	627
General and administrative expense	940	1,049	1,844	2,015
Depreciation and amortization	999	1,371	1,950	2,638

Total operating costs and expenses	9,831	13,546	19,035	24,071

Operating income	2,200	1,912	4,037	4,965

Other income (expense):
Interest expense	(509)	(423)	(931)	(923)
Other income (expense)	8	428	19	568

Total other income (expense)	(501)	5	(912)	(355)

Income before provision for income taxes	1,699	1,917	3,125	4,610
Provision for income taxes	629	709	1,156	1,706

Net income	1,070	1,208	1,969	2,904

Earnings per share:
Basic	$0.16	$0.10	$0.29	$0.27
Diluted	$0.13	$0.10	$0.25	$0.27
Weighted average shares outstanding:
Basic	6,900	11,947	6,807	10,812
Diluted	8,049	12,038	7,932	10,882

NATURAL GAS SERVICES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Six Months Ended June 30,
	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,969	$2,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,950	2,638
Deferred taxes	1,094	1,706
Income taxes paid	—	(658)
Employee stock options expensed	—	146
Amortization of debt issuance costs	32	—
Gross profit from sale of rental equipment	(45)	(786)
Changes in current assets and liabilities:
Trade and other receivables	(192)	(55)
Inventory and work in progress	(2,541)	(4,754)
Prepaid expenses and other	(151)	175
Accounts payable and accrued liabilities	1,429	1,830
Deferred income	(391)	(103)
Other assets	268	5

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,422	3,048

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,110)	(13,477)
Assets acquired, net of cash	(7,566)	—
Proceeds from sale of rental equipment	211	2,680

NET CASH USED IN INVESTING ACTIVITIES	(16,465)	(10,797)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	17,286	—
Proceeds from line of credit	—	838
Repayments of long-term debt	(5,140)	(7,732)
Repayments of line of credit	—	(1,081)
Proceeds from exercise of stock options and warrants	1,040	97
Proceeds from sale of stock, net of transaction costs	—	47,163

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,186	39,285

NET CHANGE IN CASH	143	31,536

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	685	3,271

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$828	$34,807

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$887	$879
Income taxes paid	$—	$658
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired for issuance of subordinated debt	$3,000	$—
Assets acquired for issuance of common stock	$5,120	$—